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                                                                    EXHIBIT 10.4

                                      LEASE

         THIS LEASE is made as of June 2, 1997, by and between MORTENSON PROPERTIES, INC., a Minnesota corporation ("Landlord") and BROWN INSTITUTE, LTD, a Delaware corporation ("Tenant"). The full and complete payment and performance of Tenant's obligations under this Lease is secured by the Guaranty from CAREER EDUCATION CORPORATION ("Guarantor") pursuant to Section 32 of this Lease.

         1. DEMISE OF PREMISES. Landlord, in consideration of the rents, covenants and agreements to be paid and performed by Tenant, leases to Tenant and Tenant leases from Landlord that certain real estate located at 1440 Northland Drive, Mendota Heights, Dakota County, Minnesota, legally described on Exhibit A attached hereto (the "Land"), the building (which for purposes of this Lease is deemed to contain 118,000 square feet of gross building area) and all improvements located on the Land (the "Building"), and the fixtures and equipment located in the Building as described on Exhibit B (the "Equipment"). The Building and Equipment are collectively referred to in this Lease as the "Improvements". The Land, Building and Equipment are collectively referred to in this Lease as the "Leased Premises".

         1.2 ADDITIONAL IMPROVEMENTS TO BE CONSTRUCTED BY LANDLORD.

                  1.2.1 CONSTRUCTION OF ADDITIONAL IMPROVEMENTS. Landlord shall, at Landlord's cost and expense, construct the additional improvements (the "Additional Improvements") to the Leased Premises pursuant to the final plans and specifications (the "Plans") prepared by Architectural Alliance ( the "Architect"), which Plans are summarized (the "Summary") on Exhibit C attached hereto and incorporated herein by reference. Landlord shall, within three (3) weeks from the date hereof, cause the Plans for the Additional Improvements to be completed, conforming in all material respects to the Summary. Thereupon, Exhibit C shall be amended to replace the Summary with the Plans. The Additional Improvements, when constructed, will comply all Laws, as such term as defined below, applicable to the Leased Premises, including the ADA, as defined below.

                  1.2.2 COMPLETION OF CONSTRUCTION OF ADDITIONAL IMPROVEMENTS. Landlord shall use reasonable efforts to achieve substantial completion of the Additional Improvements on or before October 15, 1997, subject to force majeure delays and delays caused by the actions of Tenant (the "Projected Completion Date"). For purposes of this Lease, the date the Additional Improvements are "substantially complete" shall mean the date when the Architect certifies that the Additional Improvements are substantially complete and are ready for occupancy and that a final certificate of occupancy with respect to the Additional Improvements has issued for the Leased Premises, but subject to punchlist items to be completed subsequent to the Tenant's occupancy. The date on which Landlord delivers to Tenant the certificate of the Architect certifying the Additional Improvements are substantially complete, together with the certificate of occupancy for
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         the Leased Premises, constitutes the "Delivery Date" hereunder and such notice is defined herein as the "Completion Notice".

                  1.2.3 TENANT'S TERMINATION RIGHT. If Landlord does not deliver the Completion Notice to Tenant on or before April 15, 1998, the Tenant may, by notice in writing delivered to Landlord on or before May 1, 1998, terminate this Lease ("Tenant's Termination Right").

                  1.2.4 LIQUIDATED DAMAGES FOR DELAYS IN COMPLETING CONSTRUCTION OF ADDITIONAL IMPROVEMENTS. Tenant currently leases from Landlord certain premises (the "Minneapolis Premises") located at 1225 East Lake Street, Minneapolis, Minnesota pursuant to the Lease dated September 13, 1985, as amended (the "Minneapolis Lease"). If Landlord does not deliver the Completion Notice to Tenant by the Projected Completion Date, then the Base Rent for the Minneapolis Premises shall be reduced to $10.75 per square foot of the area of the Minneapolis Premises for the period from the Projected Completion Date until the earlier of (i) the actual date the Landlord delivers the Completion Notice to Tenant or (ii) the date Tenant terminates this Lease pursuant to the Tenant's Termination Right. The foregoing reduction in the Base Rent for the Minneapolis Premises is referred to as the "Completion Delay Adjustment". Notwithstanding any other term or condition of this Lease to the contrary, if Landlord does not complete the Additional Improvements by the Projected Completion Date, then Tenant shall nonetheless remain bound hereunder and Landlord shall continue to use reasonable efforts to complete the Additional Improvements as soon as reasonably possible with the Commencement Date occurring pursuant to
         Section 4.1 hereunder. The parties hereto agree that it is difficult to determine actual damages to Tenant resulting from a delay of the Commencement Date beyond the Projected Completion Date and that the Completion Delay Adjustment constitutes fair and liquidated damages to compensate Tenant for such delay. Except for Tenant's Termination Right and the Completion Delay Adjustment, Tenant shall not be entitled to any other damages, relief, reimbursement or compensation from Landlord resulting from the failure of the Landlord to complete the Additional Improvements as of the Projected Completion Date.

                  1.2.5 CONSTRUCTION COSTS AND MODIFICATIONS TO PLANS. The costs of constructing the Additional Improvements pursuant to the Plans is included in the determination of the Based Rent and, except as specifically provided herein, Tenant will not incur additional costs or fees for the construction of the Additional Improvements. Tenant may, at its option, direct Landlord and Architect to make modifications to the Plans, which modifications are referred to as "Construction Changes". Each Construction Change shall be documented by a change order (a "Change Order") executed by Landlord and Tenant at the time the Construction Change is ordered. Each Change Order, in addition to specifying the Construction Change, shall specify any extension to the Projected Completion Date necessitated by the Construction Change and the Projected Construction Date shall be extended. Additionally, each Change Order shall specify the cost of


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         completing each Construction Change. If the Construction Change results in an increase in the cost of construction, Tenant shall pay such increased amount to Landlord in cash or collected funds simultaneous with and as a condition of the execution to Change Order, or, at Tenant's option, such additional cost shall be deducted from the Allowance provided in Section 32.1 of this Lease. If the Construction Change results in a decrease to the construction costs, then the Base Rent shall be adjusted accordingly and the parties shall execute an appropriate amendment to this Lease.

                  1.2.6 REPRESENTATIONS AND WARRANTIES REGARDING CONSTRUCTION OF ADDITIONAL IMPROVEMENTS. Landlord warrants that it will construct the Additional Improvements in accordance with applicable Laws. Landlord further warrants to Tenant for a period of one (1) year from the Delivery Date (die "Warranty Period") that (i) the Additional Improvements will be free from defects in materials and workmanship and
         (ii) the mechanical systems of the Building will be free from defects and in good working order. Additionally, on the Delivery Date Landlord shall assign to Tenant all warranties which Landlord received from suppliers regarding the Additional Improvements.

                  1.2.7 PUNCHLIST. Not later than seven (7) days after the Delivery Date, Landlord, Tenant and the Architect shall inspect the Leased Premises and, if necessary, create a punchlist (the "Punchlist") of any portion of the work comprising Additional Improvements which is incomplete or which needs correction. The Punchlist shall not affect the Delivery Date and the Commencement Date of this Lease, provided that the Architect has otherwise certified that the Additional Improvements are substantially complete and that a certificate of occupancy for the Premises has been obtained. Landlord shall, at its expense, use its best efforts to complete the Punchlist work within thirty (30) days after the Delivery Date, subject to the availability of materials and other elements of force majeure and delays caused by the Tenant. Landlord may enter the Leased Premises at any time for purposes of completing the Punchlist work.

                  1.2.8 TENANT'S ACCESS TO LEASED PREMISES. Landlord shall use reasonable efforts to allow Tenant access to the Leased Premises fifteen (15) days prior to the Projected Completion Date (the "Tenant Access Date") for the purpose of Tenant completing, at Tenant's cost and expense, the installation of Tenant equipment and otherwise preparing for occupancy (the "Tenant Work"). Notwithstanding the foregoing Tenant shall ensure that the Tenant Work does not interfere with or delay Landlord's completion of the Additional Improvements and shall coordinate its activities with respect to the Tenant Work with Landlord so as to prevent interfering with or delaying the completion of the Additional Improvements. As of the date of this Lease, the projected Tenant Access Date is October 1, 1997.

         2. TITLE AND CONDITION. The Leased Premises are leased subject to (a) the encumbrances (the "Encumbrances") described on Exhibit A hereto, (b) all matters shown on the survey dated February 28, 1997, prepared by North American Survey, (c) all zoning and building

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regulations, restrictions, rules and ordinances, (d) all federal, state, county, municipal and other statutes, charters, laws, rules, orders, regulations and ordinances now in effect or hereafter adopted by any governmental authority having or acquiring jurisdiction (collectively, "Laws"), (e) any matters affecting title (not created or allowed by Landlord) created or allowed by Tenant or any party claiming under Tenant after the date of this Lease, and (f) to the present state and condition of the Leased Premises and that Landlord is not aware of any violations of any Laws covering the Leased Premises. Notwithstanding the foregoing, Landlord makes no representation whether the Leased Premises complies at this time with the Americans With Disabilities Act (the "ADA") other than Landlord has received no written notice from any governmental authority or other party that the Leased Premises violates the ADA.

         3. USE OF LEASED PREMISES.

         3.1. GENERALLY. Tenant shall use the Leased Premises solely as an education and classroom facility and uses ancillary thereto. Tenant shall not use or permit upon the Leased Premises anything that might be dangerous to life or limb. Tenant shall not, in any manner, deface or injure any part of the Leased Premises or commit waste thereon. Tenant shall not do anything or permit anything to be done upon the Leased Premises which in any way would tend to create a public or private nuisance or would tend to disturb occupants of neighboring property or would tend to injure the reputation of the Leased Premises. Tenant shall not use or occupy the Leased Premises or permit the Leased Premises to be used or occupied in a manner which would violate any certificate of occupancy affecting the Leased Premises, or would cause structural injury to the Improvements, or would cause the value or usefulness of any part of the Leased Premises to diminish in any material respect.

         3.2. COMPLIANCE WITH LAW. Subject to the provisions of Section 1.2.1 hereof, Tenant shall, at its sole cost and expense, comply with (a) all Laws affecting the Leased Premises and its occupancy, operation or use of the Leased Premises, including those pertaining to the ADA, (b) all rules, orders and regulations of the state fire marshal or fire insurance rating bureau or other similar organization for the prevention of fire or the correction of hazardous conditions, and (c) the requirements of all policies of public liability, fire and other insurance at any time in force with respect to the Leased Premises. Landlord represents that it has received no notice of any violations of Laws affecting the Leased Premises.

         3.3. TENANT'S BUSINESS. Tenant shall observe and comply with all conditions and requirements necessary to conduct Tenant's business operations upon the Leased Premises, including any and all rights, licenses, permits (including but not limited to zoning variances, special exemptions and nonconforming uses), privileges, franchises and concessions which may be applicable to the Leased Premises. Tenant shall, at its sole cost and expense, procure any and all necessary permits, certificates, licenses or other authorizations required for its use of the Leased Premises, except those required in connection with the construction of the Additional Improvements. If the owner of the Leased Premises is required by law to join in any such application, Landlord shall allow any applications for such permits, certificates or other

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authorizations to be made in Landlord's name and shall execute any documents required in connection with such applications promptly on request and shall otherwise cooperate fully with Tenant in connection with such applications, provided Tenant is otherwise in compliance with the terms and conditions hereof and provided Landlord is not required to incur cost or expense in doing so, other than the fees of attorneys or other professionals incurred in reviewing same.

         4. TERM.

         4.1. INITIAL TERM. Subject to the terms, covenants, agreements and conditions contained in this Lease, Tenant shall have and hold the Leased Premises for an initial term (the "Initial Term") of eleven (11) years and five
(5) months commencing on the Delivery Date (the "Commencement Date") and terminating at 11:59 p.m. on a date which is eleven (11) years and five (5) months from the Commencement Date (the "Termination Date"). As soon as reasonably possible after the Commencement Date, Landlord and Tenant shall execute an amendment to this Lease specifying the actual Commencement Date and the Termination Date of this Lease.

         4.2 ADDITIONAL TERM. Tenant may, at its option, elect to extend this Lease for two (2) additional terms (the "Additional Terms") of five (5) years each. In order to exercise this option, Tenant shall deliver notice in writing of its election to Landlord at least one (1) year prior to the expiration of the Initial Term or the then current Additional Term, as the case may be (the "Renewal Notice"). Such exercise shall not be valid or effective if, as of the date of such election, an Event of Default exists under the terms of this Lease. Each Additional Term shall be governed by the terms and conditions of this Lease and Base Rent for the Additional Terms shall be as set forth in Section 5.3 hereof. Any reference to "Term" herein shall mean the Initial Term and the Additional Terms (if Tenants elects any Additional Terms).

         4.3. NON-TERMINABILITY. Except as otherwise expressly provided in this Lease, Tenant shall not have any right to terminate this Lease or be entitled to the abatement or any reduction of rent. Any Law to the contrary notwithstanding, Base Rent and Additional Rent shall continue to be payable in all events and Tenant's obligations pursuant to this Lease shall continue unaffected, unless the requirement to pay or perform the same shall be terminated or abated pursuant to an express provision of this Lease.

         5. RENT.

         5.1. BASE RENT. Tenant covenants to pay to Landlord commencing on the Base Rent Commencement Date defined in Section 5.2 below, at such place or to such person as Landlord from time to time may designate in writing, as Annual Base Rent for the Leased Premises during the Term, payable in equal monthly installments ("Monthly Base Rent"), according to the following schedule:




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
   Lease Year      Rent Per Square Foot              Annual Base Rent               Monthly Base Rent
   ----------      --------------------              ----------------               -----------------
   1,2 and 3                $ 9.45                           $1,115,100                $ 92,925.00

   4, 5 and 6               $10.33                           $1,218,940                 101,578.33

   7, 8 and 9               $11.28                           $1,331,040                 110,920.00

   10 and 11                $12.33                           $1,454,845                 121,237.08

Monthly Base Rent shall be paid in advance on the first (1st) day of each month. Base Rent for any period which is less than one month shall be apportioned based on the number of days in that month. Lease Year 1 commences on the Base Rent Commencement Date defined below.

         5.2 BASE RENT COMMENCEMENT DATE. In further consideration of the covenants and agreements of Tenant hereunder, the commencement date for the payment of the Base Rent (the "Base Rent Commencement Date") shall be a date which is six (6) months from the Commencement Date.

         5.3 BASE RENT FOR ADDITIONAL TERM. Annual Base Rent for each Additional Term shall be an amount which is equivalent to existing market rates for comparable premises, but which in no event shall be less than the Annual Base Rent in effect in the last year of Term of the Lease then expiring. Within thirty (30) days after receipt of the Renewal Notice, Landlord shall deliver to Tenant written notice of the Annual Base Rent for the Additional Term elected by Tenant. In the Renewal Notice (the "Rent Notice"). Tenant shall have thirty (30) days after receipt of the Rent Notice to rescind the Renewal Notice by written notice delivered to Landlord. If Tenant does not rescind the Renewal Notice within said thirty (30) day period, the Renewal Notice shall be deemed to be final and the Annual Base Rent set forth in the Rent Notice shall govern the Additional Term so elected. Annual Base Rent during each Additional Term shall be payable in equal monthly payments in advance, payable on the first day of each month.

         5.4 NET LEASE. Except as specifically provided for in Section 8.4 hereof and subject to Sections 1.2.6 and 16.7 of this Lease, this Lease is a Net Lease and Landlord shall be free from all costs, expenses and obligations relating to the Leased Premises, including taxes, water charges, sewer charges, assessments and all other governmental impositions and charges. Landlord and Tenant specifically intend this Lease shall yield net to Landlord not less than the Base Rent reserved under this Lease throughout the Term. Annual Base Rent, Additional Rent and all other sums payable pursuant to this Lease to or on behalf of Landlord shall be paid without notice and demand and without set off, counterclaim, abatement, suspension, deduction or defense, except as specifically set forth herein.

         5.5. ADDITIONAL RENT. Commencing on the Commencement Date, Tenant covenants to pay and discharge, as Additional Rent, punctually as and when the same shall become due and

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payable, each and every cost, expense and obligation of every kind and nature, foreseen or unforeseen, for the payment of which Tenant is or shall become liable by reason of its estate or interest in the Leased Premises, by reason of any right or interest of Tenant in or under this Lease, or by reason of or in any manner connected with or arising out of the possession, operation, maintenance, alteration, repair, rebuilding, use or occupancy of the Leased Premises, unless such obligations have been specifically assigned to or assumed by Landlord in this Lease. Additional Rent shall specifically include, but not be limited to, the items described in Sections 5.5.1, 5.5.2, 5.5.3 and 5.6 hereof.

                  5.5.1. TAXES. Tenant agrees to pay and discharge, at least ten
         (10) days before any penalty or interest is assessed, all real estate taxes, personal property taxes, business and occupation taxes, occupational license taxes, water charges, sewer charges, installments of special assessments and all other governmental taxes, impositions and charges of every kind and nature, extraordinary or ordinary, general or special, unforeseen or foreseen (a) which are allocable to the Term of this Lease; and (b) which at any time during the Term shall be or become due and payable by Landlord or Tenant; and (c) which shall be levied, assessed or imposed upon or with respect to (i) all or any part of the Leased Premises, (ii) any interest of Landlord or Tenant in the Leased Premises or under this Lease, (iii) the possession, operation, maintenance, alteration, repair, rebuilding, use or occupancy of all or any part of the Leased Premises, or (iv) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises (the "Taxes"). All of the foregoing shall be payable by Tenant whether under or by virtue of any Law or other requirement of any governmental authority.

                  5.5.1.1. TENANT'S PAYMENT OF TAXES. Tenant's obligations under this Lease with respect to real estate taxes and installments of special assessments shall commence with those due and payable in calendar year 1997 provided, however, that Tenant's share of said taxes and assessments payable in the first and final calendar years of this Lease shall be prorated to the Commencement Date and the Termination Date of this Lease.

                  5.5.1.2. LANDLORD'S TAXES. It is expressly understood and agreed that Tenant shall not be required to pay, or reimburse Landlord for (a) any local, state or federal capital levy, franchise tax, revenue tax, income tax or profits tax of Landlord, or (b) any tax charged or levied upon or with respect to the Base Rent (unless such levy or tax is in lieu of or a substitute for any other tax upon or with respect to the leased Premises which, if such other tax were in effect, would be payable by Tenant under the provisions of this Lease), or (c) any estate, inheritance, devolution, succession or transfer (other than taxes in connection with a conveyance by Landlord to Tenant) of Landlord's interest in the Leased Premises, or any tax or levy used to repay obligating incurred by Landlord related to the construction of Improvements on the Leased Premises.

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                  5.5.2. UTILITIES. Tenant will pay or cause to be paid when due all charges for gas, water, sewer, electricity, light, heat, power, telephone, and other utilities and services used, rendered or supplied to, upon or in connection with the Leased Premises, and will pay and protect, defend and indemnify Landlord from and against, any liability or damages on such account. Tenant agrees that Landlord is not, nor shall it be, required to furnish to Tenant or the Leased Premises any gas, water, sewer, electricity, light, heat, power or any other facilities, equipment, labor, materials or services of any kind and Landlord shall not be liable in any respect for the suspension or delay of utility services to the Leased Premises, unless such suspension or delay is caused solely by Landlord's negligence or willful misconduct. In such case, where the suspension or delay of utility services is caused by Landlord's negligence or willful misconduct, Tenant's sole remedy shall be an appropriate abatement of Base Rent until services are restored.

                  5.5.3. INSURANCE. Tenant shall pay all of the costs and premiums for the insurance which Tenant is required to obtain and maintain under the terms of this Lease.

                  5.5.4. PROOF OF PAYMENT. Tenant shall deliver to Landlord proof of payment of any tax, assessment, and other governmental or similar charge which is payable by Tenant as provided in this Section 5, which proof shall be provided to Landlord within twenty (20) days after payment is made by Tenant.

                  5.5.5. LATE PAYMENT; NON-PAYMENT. Tenant shall also pay or discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such Additional Rent. If Tenant fails to pay or discharge any such Additional Rent, Landlord shall have all rights, powers and remedies provided in this Lease, in the case of non-payment of the Base Rent. Tenant will also pay to Landlord, on demand, as Additional Rent, interest at the lesser of the rate of twelve percent (12%) per annum or the highest rate permitted by law (the "Default Rate") on all overdue installments of Base Rent and amounts of Additional Rent from the dates the same are due until paid in full.

                  5.5.6. PAYMENT BY LANDLORD. If Tenant defaults in the payment of any of the charges described in this Section 5 when such charges are due and does not cure such default within five (5) days after receipt of written notice from Landlord. Landlord may, at its option, pay the same and the amount so paid, with interest at the Default Rate from the date of payment, shall be deemed Additional Rent immediately payable by Tenant to Landlord after written demand from Landlord. Payment by Landlord of any such charges shall not be deemed to waive or release Tenant's default or the right of Landlord, at Landlord's election, to recover possession of the Leased Premises by reason of such default as provided in this Lease.

                  5.6 ESCROW FOR TAXES. Notwithstanding the provisions of any other section of this Lease to the contrary, (i) if required by the holder of any first mortgage covering the Leased Premises or (ii) if an Event of Default occurs, then upon receipt of written notice from Landlord

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(which notice need be delivered only once), Tenant shall pay to Landlord, together with Monthly Base Rent, an amount equal to one-twelfth (1/12th) of the annual Taxes (the "Tax Escrow"). Landlord shall use the Tax Escrow to pay the installments of Taxes when due. Landlord shall determine the amounts of the monthly escrow payments based upon the most recent Tax statements. In addition to the foregoing payments, on the first day of the month in which any installment of Taxes is due, Tenant shall pay such additional amounts to Landlord which, when added to the existing Tax Escrow (the "Make-Up Payment"), is equal to the Tax obligation due that month. Notwithstanding the foregoing, nothing contained herein makes Landlord liable for the payment of any Taxes in excess of the amount of the then current balance of the Tax Escrow. If Tenant pays the stipulated monthly Tax Escrow amounts when due, Tenant shall not be liable for the penalty provided for in Section 5.5.5 hereof if said amounts are less than the full amount of the Tax installment due, but the foregoing does not limit Tenant's obligation to pay the Make-Up Payment when due.

         6. LIENS. Subject to Section 13 hereof, Tenant will not create or permit to be created or to remain, and will discharge (or immediately cause the release of) any lien, encumbrance or charge (other than a lien, encumbrance or charge created by Landlord) upon all or any part of the Leased Premises or upon Tenant's leasehold interest in the Leased Premises. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for performance of any labor or services or the furnishing of any materials for any improvement, alteration, addition or repair of or to all or any part of the Leased Premises.

         7. INDEMNIFICATION. To the fullest extent permitted by Law, Tenant agrees to pay and protect, indemnify and hold Landlord harmless from and against, any and all liabilities, damages, costs, expenses (including any and all attorneys' fees and expenses of Tenant and any and all attorneys' fees and expenses of Landlord), causes of action, suits, claims, demands or judgments of any nature whatsoever arising from (a) any work or thing done during the Term in, on or about the Leased Premises, by or on behalf of Tenant (b) injury to, or the death of, persons or damage to property during the Term on the Leased Premises or upon adjoining sidewalks, streets, alleys, or curbs, or in any manner growing out of or connected with the use, non-use, conditions, possession, operation, maintenance, management or occupation of the Leased Premises or resulting from the condition of the Leased Premises or of adjoining sidewalks, streets, alleys, or curbs, (c) any negligence on the part of Tenant or any of its agents, contractors, servants, employees, licensees or invitees, and (d) violation of any agreement or condition of this Lease or of Laws affecting the Leased Premises, or the ownership, use or occupancy of the Leased Premises (but excluding any negligence or willful misconduct by Landlord).

         8. MAINTENANCE AND REPAIR.

         8.1. ACCEPTANCE BY TENANT. Tenant's taking possession of the Leased Premises constitutes acknowledgment that Tenant has received the Leased Premises in good order and condition. Except as specifically provided in Section 1.2.6, Landlord makes no warranty or

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representation regarding the physical condition of any part of the Leased
Premises or to the suitability or fitness of the Leased Premises or any part thereof for any particular purpose.

         8.2. TENANT'S MAINTENANCE OBLIGATIONS. During the Term hereof Tenant shall, at its expense, take good care of the Leased Premises (including all of Landlord's fixtures and appurtenances therein or thereon) and shall complete and perform all maintenance and make all repairs and replacements to the Leased Premises as soon as such repairs and replacements are necessary. Tenant's obligations to maintain, repair and replace the Leased Premises shall exclude only those items specifically set forth in Section 8.4 below, and shall specifically include, without limitation, all (i) building systems located within the Building and the Building's elevators and boilers (ii) broken or damaged glass; (iii) damage by vandals (iv) the walls, ceilings, floors and floor coverings (including carpets and tiles of the Building); (v) the exterior improvements to the Land such as shrubbery, landscaping, fencing and exterior lighting; (vi) snow plowing and ice removal and (vii) the common areas located within the Building, including the common entrances, corridors, doors and windows, stairways and lavatory facilities. All repairs made by the Tenant shall be equal in quality and workmanship to the original work.

         8.3. FAILURE TO MAINTAIN. If Tenant fails to comply with the provisions of this Section 8, Landlord may give Tenant written notice of such failure to comply, specifying the maintenance or repairs to be made by Tenant. If the maintenance or repairs are not completed by Tenant within twenty (20) days after said notice, Landlord may have the work done at Tenant's expense, and the cost of the same shall become Additional Rent payable by Tenant to Landlord upon written demand from Landlord. Notwithstanding the foregoing, if the maintenance or repair is not susceptible of cure within twenty (20) days or if any cause beyond Tenant's reasonable control (except for payments to be made by Tenant) delays Tenant's completion of the maintenance or repair, said twenty (20) day period shall be extended by the length of the delay so long as Tenant has commenced the cure within said twenty (20) day period and diligently prosecutes the same thereafter. If the required maintenance and repairs are of an emergency nature or threaten the security or safety of the Building or persons, Landlord may act on Tenant's behalf without notice to Tenant.

         8.4. LANDLORD'S MAINTENANCE OBLIGATIONS. Landlord's sole repair and maintenance obligations hereunder shall consist of maintaining and making all needed repairs to the roof, exterior and bearing walls of the Building and support beams, foundation columns and lateral support thereto and to repave (and restripe) the parking lot when it has reached the end of its useful life, in Landlord's reasonable determination. If repairs of these items are caused by Tenant's negligence, Tenant's misuse of the Building or otherwise by Tenant's failure to act, then Landlord shall make said repairs and charge Tenant all direct costs associated with said repairs. Tenant shall pay said costs within twenty (20) days after receipt of invoice. Tenant shall immediately notify Landlord of any conditions or occurrences which relate to the Landlord's maintenance obligations hereunder. Except as specifically provided herein in this Section 8.4 and in Section 1.2 with respect to the Additional Improvements, Landlord is not required to furnish any other services, utilities or work to the Leased Premises during the Term hereof. Landlord shall, except in emergency situations, provide prior reasonable notice of its entry onto the Leased Premises for purposes of completing Landlord's maintenance obligations. The Landlord shall use reasonable efforts to complete its maintenance obligations in a manner which does not unreasonably interfere with Tenant or Tenant's business operations, but Landlord shall not be liable for any damage caused to Tenant by virtue of Landlord performing its maintenance obligations except to the extent that such damages arise out of Landlord's negligence or willful misconduct.

         9. ALTERATIONS AND ADDITIONS.

         9.1 TENANT'S ALTERATIONS. Tenant may, at any time and from time to time during the term of this lease and at its sole cost and expense, make additions to or alterations, substitutions, removals or replacements of the Improvements ("Alterations") provided, however, that (a) the total market value of the Leased Premises shall not be lessened by reason of any such Alterations, (b) any Alterations shall be done in a good and workmanlike manner, (c) all such Alterations shall be expeditiously completed and in compliance with all applicable Laws, (d) the plans and specifications for all Alterations shall be submitted to Landlord for Landlord's review and approval, which approval shall not be unreasonably withheld or delayed and Landlord's review of the plans and specifications shall be limited to determining whether (i) the Alterations adversely affect the total market value of the Improvements and (ii) the plans and specifications and the proposed Alterations comply with all applicable Laws,
(e) all Alterations shall be completed by contractors and subcontractors reasonably acceptable to Landlord using as a basis of such review Landlord's reasonable business concerns, (f) Tenant shall comply with all reasonable insurance requirements of Landlord, together with any other reasonable requirements of the holder of any mortgage covering the Leased Premises, and (g) Tenant shall promptly pay all costs and expenses and discharge any and all liens arising with respect to the construction of the Alterations. Title to all Alterations made by Tenant, except trade fixtures, and other unattached personal property shall become the property of Landlord at the termination of this Lease. If the estimated cost of any proposed Alteration exceeds $25,000, upon the written request of Landlord, Tenant shall deposit with Landlord payment and performance or surety bonds or other security reasonably satisfactory to Landlord to assure the completion of any such Alterations. Tenant shall procure and pay for all required permits, certificates and licenses in connection with Alterations.

         9.2 LANDLORD'S ALTERATIONS. Landlord, except for purposes maintaining, repairing and preserving the Leased Premises as required by Landlord herein, shall not alter the Improvements. Notwithstanding the foregoing, however, Landlord shall at all times have the right to further improve the Land, in its reasonable discretion with Tenant's prior written approval, which approval shall not be unreasonably withheld, delayed or denied including without limitation, the right to erect onto the Land parking structure(s) or additional building(s) provided that no such improvements to the Land shall unreasonably interfere with access to and/or use of the Leased Premises.

         10. INSURANCE.

         10.1. COVERAGE. Tenant will keep the Leased Premises insured continuously during the term of this Lease by the kinds of insurance and in the amounts set forth on Exhibit D. Notwithstanding the foregoing, Landlord may elect, in lieu of Tenant, to obtain any of the required insurance coverages, provided the cost of same is competitive with the coverages available to Tenant, whereupon Tenant shall pay to Landlord the premium cost of such coverage.

         10.2. EVIDENCE OF INSURANCE. Tenant shall deliver to Landlord promptly after the execution and delivery of this Lease, original or duplicate policies, or certificates or binders evidencing such insurance ("Insurance Evidence"). Tenant shall deliver to Landlord, at least thirty (30) days prior to the expiration of any such insurance, additional Insurance Evidence regarding the renewal of such insurance and the payment of all required premiums. On each anniversary of the Commencement Date of this Lease, Tenant shall deliver Insurance Evidence to Landlord, to the effect that there is then in force all such insurance which is then required to be maintained by Tenant.

         10.3. FAILURE TO INSURE. If Tenant fails to effect, maintain or renew any kind of insurance required pursuant to this Section 10, or to deliver to Landlord any Insurance Evidence, Landlord may, upon ten (10) days' written notice to Tenant of its intention so to do, procure such insurance, and any sums expended shall be deemed Additional Rent payable by Tenant on demand to Landlord. Procurement by Landlord of any such insurance shall not be deemed to waive or release the default of Tenant, or the right of Landlord, at Landlord's option, to recover possession of the Leased Premises by reason of such default as provided in this Lease. Tenant covenants and agrees to pay to Landlord any and all damages which Landlord may sustain by reason of Tenant's failure to obtain and maintain such insurance, which damages shall not be limited to the amount of all required premiums.

         10.4. SEPARATE INSURANCE. Tenant shall not take out separate insurance covering the Leased Premises concurrent in form or contributing in the event of loss with that required in this Section 10 unless Landlord is included as a named insured, with loss payable as provided in this Section 10. Tenant shall immediately notify Landlord whenever any such separate insurance is taken out and shall promptly deliver the policy or policies or certificates evidencing the same.

         11. CONDEMNATION AND CASUALTY LOSS.

         11.1 REPAIR. Except as provided elsewhere, if the Leased Premises, or any portion thereof, are damaged or destroyed by fire or any other peril, Landlord shall with due diligence commence and complete the reconstruction and repair of the Leased Premises, so that upon completion, the same shall be, to the extent reasonably possible, identical to their condition prior to such damage or destruction; provided, however, (i) if such damage is caused by an uninsured casualty (whether or not Tenant has maintained all insurance required to be maintained by Tenant pursuant to this Lease) excluding casualties caused by Landlord's negligence or willful misconduct; or (ii) in Landlord's determination, the Leased Premises cannot be fully reconstructed and repaired within three hundred (300) days; or (iii) the Leased Premises or if any portion thereof are damaged or destroyed within the final eighteen (18) months of the term of the lease. Landlord or Tenant shall have the right, for a period of thirty (30) days following receipt of notice by Tenant to Landlord of such damage or destruction, to terminate this Lease by written notice to the other delivered within said thirty (30) day period. If Tenant so terminates the Lease, Tenant shall not be obligated to restore the Leased Premises but shall nonetheless remain liable for all Base Rent and Additional Rent for the remainder of the Lease Term which would have run but for the Tenant's termination.

         11.2 PARTIAL DESTRUCTION. In the event of a partial damage or destruction by fire or other casualty, including all acts of vandalism to the Leased Premises, (but excluding casualty caused by Landlord's negligence or willful misconduct) for which Tenant reasonably estimates the cost of reconstruction or repair to be less than $50,000, in any one instance, Tenant shall with due diligence commence and complete the reconstruction and repair of the Leased Premises, so that upon completion, the same shall be, to the extent reasonably possible, identical to their condition prior to such damage or destruction. Tenant shall give notice to Landlord, and Landlord shall make available to Tenant any insurance proceeds received as a result of any claim filed with respect to the event causing the partial damage or destruction.

         11.3 PROCEEDINGS. Subject to Tenant's rights in Section 11.4 below, Landlord shall have the responsibility for taking all actions and initiating all proceedings necessary in order to obtain any condemnation or insurance award in connection with any taking or casualty; provided, however, that all expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord in the course of obtaining such award shall be reimbursed to Landlord out of the proceeds of such award.

         11.4 CONDEMNATION. If all or any substantial part of the Leased Premises shall be taken or appropriated by any public authority under the power of eminent domain or conveyance in lieu thereof, either party hereto shall have the right at its option to terminate this Lease, and Landlord shall be entitled to any condemnation award. Tenant may seek a separate award applicable to Tenant's business interruption and loss. If a part of the Leased Premises shall be so taken or appropriated and neither party hereto shall elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a pro rata basis based on the amount of the area of the Leased Premises taken. Before Tenant may terminate this Lease by reason of taking or appropriation as above provided, such taking or appropriation shall be so substantial as to materially prevent Tenant's use and occupancy thereof.

         11.5 EFFECT OF TERMINATION. Except as provided in section 11.4 hereof, Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Leased Premises, Tenant's personal property or any inconvenience or annoyance occasioned by such destruction, reconstruction or restoration or to any abatement in the rent and other charges payable hereunder. In the event of any termination of this Lease in accordance with this Section 11, the parties hereto shall have no further obligation to one another arising from this Lease upon the surrender of the possession of the Leased Premises to Landlord.

except for items which have theretofore accrued and are then unpaid. Any items prepaid by Tenant for a period beyond the date of termination shall be promptly refunded to Tenant. Tenant, at its option, may obtain any policies of insurance insuring itself against loss of use, business interruption, or any consequential damages arising out of the damage or destruction to the Leased Premises including Tenant's expenses associated with temporary move and relocation during any periods of repair or reconstruction.

         12. ASSIGNMENT AND SUBLETTING.

         12.1 ASSIGNMENT BY TENANT. Except as allowed by Section 14.5 of this Lease, Tenant shall not assign or in any manner transfer or encumber this Lease or the Leased Premises or any interest in or of the same, nor sublet all or any part of the Leased Premises, nor permit occupancy by anyone with, through or under it, without the previous written consent of Landlord, which consent shall not be unreasonably withheld by Landlord. Landlord's basis for withholding its consent shall be limited to (i) the creditworthiness of the proposed assignee or subtenant and in such respect the Landlord may require that the proposed assignee or subtenant have a net worth in excess of 10 million dollars, has conducted business operations for at least three (3) years and that the financial statements, credit reports and other third party references which Landlord reasonably requests to be provided to Landlord (and which reports the Tenant shall provide) are satisfactory to Landlord in its reasonable and good faith determination and (ii) the intended use to which the proposed assignee or subtenant intends to put the Leased Premises and in such respect Landlord may require that the Leased Premises be used only primarily for school, office, or research facility purposes, that the proposed use complies with all Laws, that the proposed use does not require a change in zoning classification or require a special or conditional use permit, that the proposed use does not materially increase the risk of casualty or damage to the Leased Premises compared with Tenant's use or involve research on live animals and that the nature of the proposed use by the proposed assignee or subtenant will not result in more Hazardous Materials (as defined in Section 16.1 of this Lease) being used, generated or disposed of than are used, generated or disposed of by Tenant. Notwithstanding any provision of this Lease to the contrary, Landlord may withhold its consent to any proposed assignment or sublease of the Leased Premises if either the transaction or the proposed assignee or subtenant is not consented to by the holder of the first mortgage covering the fee title to the Leased Premises. Consent by Landlord to one or more assignment of this Lease or to one or more subletting of the Leased Premises shall not operate as a waiver of Landlord's rights under this Section 12 to any subsequent assignment or subletting. No assignment or subletting shall release Tenant or any guarantor of this Lease of any of its obligations under this Lease or be construed or taken as a waiver of any of Landlord's rights or remedies pursuant to this Lease. Notwithstanding the foregoing, Tenant may, without requirement of Landlord's prior written consent, sublease areas not to exceed cumulatively twenty percent (20%) of the area of the Leased of Premises pursuant to written subleases (the "Subleases"). Tenant shall deliver true and correct copies of all Subleases to Landlord promptly upon execution thereof. Each Sublease shall specifically provide that (i) the Sublease is expressly subordinate to this Lease; (ii) the tenant under the Sublease shall conform to all requirements of this Lease (other than those relating to the payment of Base Rent) including, without limitation, those regarding the use, maintenance and liability insurance of the Leased Premises and such tenant's activities therein;
(iii) that the term of the Sublease shall not extend beyond the Term of this Lease and that upon the termination of this Lease prior to the Termination Date, the Sublease and all rights thereunder shall terminate or, at the option of Landlord, the Sublease shall remain in full force and effect and the tenant under the Sublease shall attorn to Landlord as its landlord; and (iv) the tenant under the Sublease shall promptly execute and deliver to Landlord and/or its mortgagee such estoppel certificates, subordination and attornment agreements and other agreements and certifications as reasonably requested by Landlord and/or its mortgagee. The assignment by Tenant of its interest in this Lease to
(i) its parent, subsidiary or affiliated entity or (ii) another entity pursuant to a merger, consolidation or the sale of substantially all of Tenant's stock or assets is permitted without Landlord's consent hereunder provided the assignee assumes in writing all of the obligations of Tenant under the Lease, but that any such assignment shall not release Tenant from its liability hereunder.

         12.2 LANDLORD'S ASSIGNMENT. Landlord shall have the right to assign its interest in this Lease and in the rentals payable by Tenant hereunder. Such assignment may be either absolute or as collateral security for the indebtedness secured by any mortgage covering the Leased Premises. Tenant acknowledges and agrees that from and after the receipt by Tenant of written notice from Landlord or its mortgagee, all rents and other sums which are the subject matter of the assignment shall be paid to said mortgagee (or as the mortgagee otherwise directs) at the place of payment designated in such notice. Tenant's obligation to make payment to the mortgagee pursuant to any loan assignment to said mortgagee is absolute and unconditional and Tenant shall be relieved of liability to Landlord with respect to any payment due hereunder upon delivery of such payment to Landlord's mortgagee after receipt of written direction from said mortgagee. Upon such assignment, the mortgagee shall have the sole right to exercise all rights, privileges and remedies (either in its own name or in the name of Landlord for the use and benefit of the mortgagee) which by the terms of the Lease or applicable law are permitted or provided to be exercised by the Landlord.

         13. PERMITTED CONTESTS. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall not be required to pay, discharge or remove any tax, assessment, levy, fee, charge or lien referred to in this Lease, so long as Tenant shall contest in good faith at its own expense the amount or the validity of the same by appropriate proceedings which shall operate to prevent the collection of, or realization upon, the tax, assessment, levy, fee, charge or lien so contested and the sale of all or any part of the Leased Premises to satisfy the same. Pending any such proceedings, Landlord shall not have the right to pay, remove, or cause to be discharged the tax, assessment, levy, fee, charge or lien being contested. In the event of such contest, Tenant shall furnish reasonable security (in the form of bond or otherwise) as may be required by Landlord to ensure payment and prevent any sale, foreclosure or forfeiture of the Leased Premises by reason of such contest. Tenant further agrees that (a) such contest shall be prosecuted to a final conclusion diligently, (b) Tenant will pay and hold Landlord harmless against any and all losses, judgments, decrees and costs (including all attorneys' fees and expenses) in connection with the same, and (c) Tenant will, promptly after the Final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable, together with all penalties, fines, interest, cost and expenses resulting from such contest.

         14. DEFAULT.

         14.1. EVENTS OF DEFAULT. Any of the following occurrences or acts shall constitute an event of default (sometimes referred to herein as a "Default" or an "Event of Default") under this Lease:

                  14.1.1. LEASE TERMS. Tenant (a) fails to make payment of any installment of Base Rent or Additional Rent within five (5) days after Landlord's written notice of default to Tenant which notice shall also be delivered to Guarantor and to any party listed in Section 14.5.2 hereof or (b) fails to observe or perform any of Tenant's other covenants, agreements or obligations pursuant to this Lease and fails to cure such non-monetary default within thirty (30) days after Landlord's written notice to Tenant specifying such default or defaults, which notice shall also be delivered to Guarantor and to any party listed in Section 14.5.2 hereof;

                  14.1.2. INSOLVENCY. Tenant files a petition in bankruptcy or is adjudicated a bankrupt or insolvent or makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts generally as they become due and such petition, adjudication, assignment or admission is not discharged or denied within sixty (60) days;

                  14.1.3. APPOINTMENT. A receiver, trustee or liquidator of all or substantially all of the property of Tenant or of the Leased Premises is appointed in any proceeding brought by Tenant and such appointment is not discharged within sixty (60) days;

                  14.1.4. ABANDONMENT. The Leased Premises are abandoned or left unoccupied for five (5) calendar days (excluding scheduled semester and holiday breaks), and such action constitutes a default under any mortgage granted by Landlord covering the Leased Premises.

         14.2. EXTENSION OF CURE PERIOD. Notwithstanding the foregoing provisions of this Section 14, if a default not related to the payment of amounts to Landlord cannot be cured within the specified time period due to causes beyond Tenant's reasonable control (except for payments to be made by Tenant), the specified period shall be extended a reasonable period of time (not to exceed sixty (60) days, provided Tenant has commenced the cure within thirty
(30) days after receipt of notice of default and diligently prosecutes the same thereafter.

         14.3. TERMINATION. If any event of default shall have happened and be continuing, Landlord shall have the right (but not the obligation) to terminate this Lease by written notice to Tenant, which notice shall also be delivered to the party listed in Section 14.5.2 hereof. Thereupon, all right, title and interest of Tenant shall immediately expire as fully and completely as if the date specified were the Termination Date. In that event, Tenant shall then peaceably and quietly quit the Leased Premises and surrender the same to Landlord, but Tenant shall remain liable as provided in Section 14.4 of this Lease. If such notice is given, Landlord shall have the immediate right of reentry and possession of the Leased Premises and the right to remove all persons and property from the Leased Premises. Upon taking possession, Landlord may make such alterations and repairs to the Leased Premises as Landlord deems necessary and appropriate and Landlord may, from time to time, relet all or any portion of the Leased Premises for such term or terms and such rental or rentals and upon such other terms and conditions as Landlord, it in its sole discretion, deems advisable.

         14.4. LANDLORD'S REENTRY WITHOUT TERMINATION. Landlord may elect to reenter and obtain possession of the Leased Premises by reason of or following an event of default, with or without terminating this Lease in the manner set forth in Section 14.3 above. Thereupon, Landlord shall have the right, at Landlord's option and without notice: (a) to repair or alter the Leased Premises in such manner as Landlord may deem necessary or advisable so as to put the Leased Premises in good order and to make the same rentable and (b) to relet the Leased Premises or any part of the Leased Premises. No such reentry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a notice of such intention be given to Tenant or unless the termination of this Lease is decreed by a court of competent jurisdiction.

                  14.4.1. PAYMENT OF LANDLORD'S EXPENSES. If Landlord does reenter the Leased Premises, Tenant shall pay to Landlord on demand all expenses incurred by Landlord in (a) obtaining possession, (b) altering, repairing and putting the Leased Premises in good order and condition, and (c) reletting the same, including (i) reasonable fees of attorneys, architects, and other experts and (ii) any other legitimate expenses or commissions.

                  14.4.2. CONTINUING PAYMENT OF RENT. In the event of any expiration or termination of Term of this Lease or re-entry or possession of the Leased Premises by reason of the occurrence of an Event of Default, Tenant shall pay to Landlord all Base Rent, Additional Rent and all other sums required to be paid by Tenant through and including the date of such expiration, termination, reentry or repossession; and thereafter, until the end of what would have been the Term of this Lease in the absence of such expiration, termination, re-entry or re-possession (whether or not the Leased Premises shall have been relet) and Tenant shall be liable to Landlord for and shall pay to Landlord, as liquidated and agreed current damages, all Base Rent, Additional Rent and all other sums which would be payable under this Lease by Tenant in the absence of such expiration, termination, re-entry or repossession less the net proceeds, if any, of any reletting affected for the account of Tenant after deducting therefrom the expenses set forth in Section 14.4.1 hereof. Said current damages specifically include, in addition to any and all other damages recoverable by Landlord hereunder, an amount equal to $464,625 representing the five (5) month's free rent allowed to Tenant hereunder pursuant to Section 5.2 (the "Special Damages"). Except for Special Damages, which shall be immediately due and payable in full upon Landlord's termination of this Lease or re-entry or possession of the Leased Premises as a result of the occurrence of an Event of Default. Tenant shall pay such current damages on the days on which Base Rent would be payable under this Lease in the absence of such expiration, termination, re-entry or repossession and Landlord shall be entitled to recover the same from Tenant on each day. Landlord shall have, from time to time, the right to begin and maintain successive actions or other legal proceedings against Tenant for the recovery of such amounts and such other sums payable pursuant to this Lease. At any time after such termination or repossession, whether or not Landlord shall have collected any current damages as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand, as and for liquidated and final damages for Tenant's default hereunder (in addition to Landlord's expenses set forth in Section 14.4.1 hereof) an amount equal to the then present value of the excess of the Base Rent and other sums or charges reserved under this Lease from the date of such termination or repossession for what would be the then unexpired Term if the same had remained in effect, over the amount of rent Tenant establishes that Landlord could in all likelihood actually receive for the Leased Premises for the same period. Said present value to be arrived at on the basis of a discount of six percent (6%) per annum. Tenant's liability hereunder shall survive the termination or expiration of this Lease or any action to secure possession of the Leased Premises. Nothing contained in this Lease shall be deemed to require Landlord to wait until the Termination Date to begin such action or other legal proceedings.

         14.5 SPECIAL PROVISIONS REGARDING TENANT'S MORTGAGEE.

                  14.5.1 LEASEHOLD MORTGAGE. Tenant may grant a mortgage covering its leasehold interest hereunder (a "Leasehold Mortgage") to one institutional lender (which lender and its successors and assigns are referred to herein as the "Holder") Tenant may, at any one time, allow only one Leasehold Mortgage and any Leasehold Mortgage shall at all times be subordinate to the lien of any and all mortgages which Landlord grants covering the fee title to the Leased Premises. If Tenant desires to change the identity of the Holder of the Leasehold Mortgage, Tenant shall notify Landlord in writing and, provided Tenant is not in default hereunder Landlord shall prepare, and both parties shall execute, an amendment to this Lease setting forth the new name and address of the Holder of the Leasehold Mortgage

                  14.5.2 NOTICE TO HOLDER OF LEASEHOLD MORTGAGE. Landlord will give to the Holder simultaneous with service on Tenant a duplicate of any and all notices or demands which are required by this Lease to be given by Landlord to Tenant in the same form and manner as are allowed by Section 17 of this Lease. As of the date of this Lease, the name and address of the Holder are as follows:

                             The Provident Bank
                             One East Fourth Street
                             Cincinnati, Ohio 45202

                             Attn: Mr. Eric Jeffries
                             Fax Number: (513) 579-2750
                             Telex Number: 214-109

                  14.5.3. RIGHT OF HOLDER TO CURE DEFAULTS. Upon a default under this Lease, the Holder may, at it option, cure any defaults of Tenant hereunder and Landlord agrees to accept such cure from the Holder in the same manner as if the cure was performed by Tenant. Landlord shall not terminate this Lease nor Tenant's right of possession as the result of a Tenant default if, within the period Tenant is expressly allowed in this Lease to cure such default, such default is cured or caused to be cured by the Holder. Notwithstanding the foregoing, except as provided for herein, there shall be no obligation on the part of the Holder to cure any Tenant default under this Lease and the Holder shall not be obligated for any of Tenant's payment or performance obligations under this Lease. If no notice of default is required by the terms of this Lease, Landlord shall not terminate this Lease or Tenant's right to possession unless the Holder fails to cure such default within ten (10) days after notice by Landlord to the Holder of the occurrence of such default.

                  14.5.4 AMENDMENTS TO LEASE. Landlord will not, without prior written notice to the Holder, enter into any amendment of this Lease which reduces the original term of this Lease or which otherwise materially and adversely affects, in the reasonable determination of Landlord, the collateral interest of the Holder in the Leased Premises.

                  14.5.5 ESTOPPEL CERTIFICATES. Upon receipt of a written request therefor (but no more frequently than once each calendar year), Landlord shall execute an estoppel certificate for the benefit of the Holder certifying, if true, that this Lease has not been modified and is in full force and effect or, if there has been a modification of this Lease, that this Lease is in full force and effect as modified, stating such modifications; specifying the date to which the Base Rent has been paid; stating whether or not, to the knowledge of the Landlord, Tenant is in default and, if so, stating the nature of such default; and stating which options to extend the term of this Lease have been executed, if any.

                  14.5.6 ASSUMPTION OF TENANT'S INTEREST; RECOGNITION OF HOLDER AS TENANT. If the Holder succeeds (after the expiration of any applicable period of redemption) to the leasehold interest of Tenant pursuant to foreclosure proceedings or if the Holder otherwise succeeds to the Leasehold interest of Tenant by deed in lieu of foreclosure or by any other manner, then (i) upon receipt of an instrument from the Holder assuming, without condition or qualification, all of Tenant's obligations under this Lease and (ii) upon receipt by Landlord of any Base Rent or Additional Rent then owning and unpaid under this Lease (which conditions are referred to as the "Recognition Conditions") then Landlord shall recognize the Holder as Tenant under this Lease and the Holder shall thereafter be fully bound under the terms and conditions of this Lease and shall be entitled to the rights of Tenant under this Lease, Further, if this Lease is rejected or terminated under I I U.S.C. Section 365, the Lease, at the option of the Holder (by notice in writing delivered to Landlord within ten (10) days after the rejection or termination of this Lease), shall not be deemed to be terminated and upon such election, Landlord shall, upon satisfaction of the Recognition Conditions, recognize the Holder as Tenant under this Lease and the Holder shall be fully bound under the terms and conditions of this

Lease and shall be entitled to the rights and benefits of Tenant under this Lease (or, alternatively and at Landlord's option. Landlord and the Holder shall execute a substitute lease for the remainder of the term of this Lease, identical in all respects to this Lease, except that the Holder shall be named as the Tenant thereunder). This provision shall be effective and self operative without the execution of any further instrument on the part of any of the parties hereto, except as provided for herein.

         15. Additional Rights of Landlord.

         15.1. Enforcement Rights. No right or remedy in this Lease conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy of Landlord shall be cumulative and in addition to any other right or remedy given Landlord pursuant to this Lease, or now or at any time existing at law or in equity. In addition to the other remedies provided by this Lease, Landlord shall be entitled to (a) injunctive relief in case of the violation or attempted or threatened violation of any of the covenants, agreements, conditions or provisions of this Lease, (b) a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or (c) any other remedy allowed to Landlord at law or in equity.

         15.2. Nonwaiver. The failure of Landlord or Tenant to insist at any time upon Tenant's or Landlord's strict performance of any of the covenants or agreements contained in this Lease shall not be construed as a waiver or a relinquishment of such covenants or agreements for the future. Landlord's receipt of any Base Rent or Additional Rent, with knowledge of a breach by Tenant of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach. No waiver by either party of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by the party waiving the same.

         15.3. Waiver of Redemption. Tenant waives for itself and all those claiming under it, any rights which it may have under any present or future Law
(a) to redeem the Leased Premises after termination of Tenant's right of occupancy by order or judgment of any court or by any legal process or writ or
(b) which exempts property from liability for debt or for distress for rent.

         15.4. Attorney's Fees. If either party defaults in the performance of any of its obligations under this Lease, and the non-defaulting party commences an action to enforce its rights and remedies hereunder, the losing party shall pay to the prevailing party all costs and expenses incurred by the prevailing party in enforcing its rights, including the prevailing party's reasonable attorneys' fees.

         15.5. Litigation. If Landlord shall without fault on its part, be made a party to any litigation commenced against Tenant, and if the Tenant shall fail to provide the other with counsel reasonably approved by Landlord, Tenant shall pay all costs and reasonable attorneys' fees incurred by Landlord in connection with such litigation. Landlord makes the similar covenant in favor of Tenant.

         16.      Environmental Matters

         16.1     Defined Terms.

         (01) "Claim" shall mean and include any demand, cause of action, proceeding or suit for any one or more of the following: 1) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement; 2) the costs of such investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions; and 3) enforcing insurance, contribution or indemnification agreements.

         (02) "Environmental Laws" shall mean and include all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, heath, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S. C. Section 7401 et seg.; the Clean Water Act, 33 U.S.C.
                  Section 1251 et seq. and the Water Quality Act of 1987; the, Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seg.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C., Section 1401 et seg.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seg.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act. 29 U.S.C. Section 651 et seg.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq, as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300 et seg.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
                  Section 9601 et seg., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.
                  S. C. Section 2601 et seg.; the Atomic Energy Act, 42 U.S.C.
                  Section 2011 et seg.; the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seg.; the Minnesota Environmental Response and Liability Act ("MERLA"), Minn. Stat. Ch. 1158; and the state super lien and environmental clean-up statutes, with implementing regulations and guidelines, as amended from time to time. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

         (03) "Hazardous Materials" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel, pesticides regulated under the FIFRA; asbestos and asbestos containing materials,

                  PCBS, and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. Section 1910.1200 et seg.; and industrial process and pollution control wastes, whether or not hazardous within the meaning of RCRA; any substance whose nature and/or quantity or existence, use, manufacture, disposal or effect render it subject to federal, state or local regulation, investigation, remediation, or removal as potentially injurious to public heath or welfare.

         (04) "Use" means to manage, generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or bum for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.

         (05) "Release, or Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment, as 'environment' is defined in CERCLA.

         (06) "Response" or "Respond" shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

         16.2 Tenant's Obligations with Respect to Environmental Matters. Subject to the provisions of section 16.7, during the term of this Lease, Tenant shall comply at its own cost with all Environmental Laws. Tenant shall not Use, or authorize the Use of, any Hazardous Materials on the Leased Premises, including installation of any underground storage tanks, without prior written disclosure to and approval by the Landlord except that Tenant may use products commonly used in office settings provided such use complies with Environmental Laws. Tenant shall not take any action that would subject the Leased Premises to permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials. Tenant shall not dispose of Hazardous Materials in dumpsters provided for tenant use. Tenant shall not discharge Hazardous Materials into Project drains or sewers except in amounts allowed under Environmental Laws. Tenant shall not cause or allow the Release of any Hazardous Materials on, to, or from the Project. Tenant shall arrange at its own cost for the lawful transportation and off-site disposal of all Hazardous Materials that Tenant generates.

         16.3 Copies of Notices. During the term of this Lease, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United

States Environmental Protection Agency, Occupational Safety and Heath Administration, Minnesota Pollution Control Agency, or Other federal, state or local agency or authority, or any other entity or individual, concerning any Release of a Hazardous Material on, to or from the Leased Premises, the imposition of any lien on the Leased Premises, or any alleged violation of or responsibility under Environmental Laws. Landlord and Landlord's beneficiaries, agents and employees shall have the right to enter the Leased Premises and conduct appropriate inspections or tests in order to determine Tenant's compliance with Environmental Laws.

         16.4 Tests and Reports. If Landlord has reasonable basis for concern, in Landlord's opinion, with respect to possible environmental issues affecting the Leased Premises caused by Tenant, then upon written request by Landlord, Tenant shall provide Landlord with the results of appropriate reports and tests, with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other applicable documents to demonstrate that Tenant complies with all Environmental Laws relating to the Leased Premises.

         16.5 Tenant's Obligation to Respond. If Tenant's Use of Hazardous Materials at the Leased Premises gives rise to liability or to a Claim under any Environmental Law, causes a significant public heath effect, or creates a nuisance, Tenant shall promptly, at its expense, take all applicable action in Response.

         16.6 Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord, its beneficiaries, its lenders, any managing agents and leasing agents of the Leased Premises, and their respective agents, partners, officers, directors and employees from and against any and all Claims arising from or attributable to any breach by Tenant of any of its warranties, representations or covenants in this Article. The obligations this section 16.6 shall survive the termination or expiration of this Lease.

         16.7 Landlord's Representations Regarding Environmental Matters

         16.7.1 Deliverv of Existing Reports. Landlord has delivered to Tenant the environmental testing reports affecting the Leased Premises described on Exhibit E attached hereto incorporated herein by reference (the "Existing Environmental Reports"). Tenant is deemed to take occupancy of the Leased Premises having knowledge of and subject to all matters referenced or disclosed in the Existing Environmental Reports (the "Existing Conditions").

         16.7.2 Representations and Indemnity of Landlord. Landlord represents to Tenant that, except for the Existing Conditions disclosed by the Existing Environmental Reports, Landlord is not aware of any Claim (or threat or facts which would form the basis of a Claim) relating to the violation of Environmental Laws pertaining to the Leased Premises or the presence of any Hazardous Materials on, under or about the Leased Premises. Except for (i) the Existing Conditions and (ii) matters caused, created or allowed by

         Tenant, Tenant's employees, agents, contractors or invitees, Landlord shall indemnify, defend and hold Tenant and its beneficiaries, lenders and agents and their respective agents, partners, officers, directors and employees from and against any and all Claims arising from or attributable to the violation of Environmental Laws affecting the Leased Premises or related to or arising from the presence of Hazardous Materials on, under or about the Leased Premises. Landlord's obligations herein under shall survive the termination or expiration of this Lease.

         17. Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be effective (i) when delivered personally, (ii) when received by overnight courier service or facsimile communications (provided that a copy of such notice is deposited in the United States mail within one (1) business day of the facsimile transmission) or (iii) three (3) days after being deposited in the United States Mail (sent certified or registered, return receipt requested), in each case addressed as follows (or to such other address as the parties hereto may designate in the manner set forth herein):

As to Landlord:                               Mortenson Properties, Inc.
                                              700 Meadow Lane
                                              Minneapolis, MN 55422
                                              Attn: Director of Asset Management
                                              Fax: 522-2278


With a copy to:                               Michael S. Margulies
                                              Lindquist & Vennum P.L.L.P.
                                              4200 IDS Center
                                              80 South Eighth Street
                                              Minneapolis, MN 55402
                                              Fax: 371-3207

As to Tenant (before Delivery Date):          Brown Institute, Ltd.
                                              2225 East Lake Street
                                              Minneapolis, MN 55407
                                              Attn: Ron Anderson
                                              President
                                              Fax: 721-2179

As to Tenant (after Delivery Date):           Brown Institute, Ltd.
                                              1440 Northland Drive
                                              Mendota Heights, MN
                                              Attn: President

With a copy to:                                Ms. Stacey Bender Rago
                                               D'Ancona & Pflaum
                                               Suite 2900
                                               30 North LaSalle Street
                                               Chicago, IL 60602
                                               Fax: 312/580-0923

With a copy to:                                Career Education Corporation
                                               Suite 790
                                               2800 West Higgins Road
                                               Hoffman Estates, IL 60195
                                               Attn: William A. Klettke
                                               Chief Financial Officer
                                               Fax: 847/781-3610

         18. Subordination and Non-Disturbance. This Lease is and shall be subordinate and subject in all respects to any and all mortgages thereon and to any mortgages covering all or any part of the Leased Premises, that may now or hereafter affect the Leased Premises and to all renewals, modifications or replacements thereof. Tenant shall execute such subordination agreements as the Landlord may reasonably require. Such subordination shall be subject to the condition that so long as this Lease is in full force and effect and so long as no Event of Default shall have occurred and be continuing hereunder, Tenant's possession and use of the Leased Premises in accordance with the provisions of this Lease shall not be affected or disturbed by reason of this subordination to or any modification of or default under the ground or underlying lease or mortgage. If the ground or underlying lessor and/or mortgagee or any successor in interest shall succeed to the rights of the Landlord under this Lease, whether through possession, surrender, assignment, subletting, judicial or foreclosure action, or delivery of a deed or otherwise, Tenant will attorn to and recognize such successor landlord as Tenant's landlord and the successor landlord will accept such attornment and recognize Tenant's rights of possession and use of the Leased Premises in accordance with the provisions of this Lease. Without limiting Tenant's obligation to execute and deliver the subordination agreements provided for herein, the subordination and attornment provisions of this section shall be self operative in the absence of the execution and delivery of such instruments.

         19. Estoppel Certificates. Tenant will, at any time and from time to time, upon not less than ten (10) days prior request by Landlord, execute, acknowledge and deliver to Landlord a statement certifying (a) that this Lease is unmodified and in full force and effect, (b) the dates to which the Base Rent and Additional Rent and other charges have been paid, (c) whether or not, to the knowledge of Tenant, Landlord is in default in the performance of any covenant, condition or provision of this Lease, and (d) if so, specifying each such default of which the Tenant may leave knowledge. Any such statement delivered pursuant to this Section 19 may be relied upon by any prospective purchaser or mortgagee of the Leased Premises or any assignee of such mortgagee.

         20. Surrender and Holdover Tenancy. Upon the expiration of this Lease, Tenant shall peaceably and quietly leave, yield up and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises were received from Landlord as of the Commencement Date, ordinary wear and tear excepted, but clean, orderly and free of occupants. Tenant shall remove from the Leased Premises prior to such expiration or sooner termination all property situated in or on the Leased Premises which is not owned by Landlord, and Tenant shall, at its sole cost and expense, repair any damage caused by such removal. Property not so removed shall become the property of Landlord, which may thereafter cause such property to be removed from the Leased Premises and disposed of, but the cost of any such removal shall be borne by Tenant. If Tenant does not surrender the Leased Premises to Landlord upon the expiration or termination of this Lease then the Landlord may, at its option, treat the Tenant as a holdover tenant on a month-month tenancy and the Base Rent for such monthly holdover tenancy shall be in an amount equal to 1.50 times the monthly Base Rent in effect as of the date of expiration or termination or this Lease.

         21. Separability. Each and every covenant and agreement contained in this Lease shall be for all purposes construed to be a separate and independent covenant and agreement and the breach of any covenant or agreement contained in this Lease by Landlord shall in no way or manner discharge or relieve Tenant from Tenant's obligation to perform each and every covenant and agreement contained in this Lease. If any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected and each term and provision of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

         22. Binding Effect. All of the covenants, conditions and obligations contained in this Lease shall be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of Landlord and Tenant to the same extent as if each such successor and assign were in each case named as a party to this Lease. This Lease may not be changed, modified or discharged except by a writing signed by Landlord and Tenant.

         23. Headings and Terms. The headings to the various Sections of this Lease have been inserted for reference only and shall not in any manner be construed as modifying, amending or affecting in any way the express terms and provisions of this Lease. The term "person" when used in this Lease shall mean any individual, corporation, partnership, firm, trust, joint venture, business association, syndicate, combination, organization or any other person or entity.

         24. Right to Inspect. Landlord and Landlord's agents shall have the right to enter the Leased Premises at any and all reasonable times during the term of this Lease for the purpose of (a) inspecting and repairing the Leased Premises, (b) showing them to prospective purchasers or (during the last year of the Term) tenants, and (c) displaying rental (during the last six (6) months of the Term) and "For Sale" signs on the Leased Premises. In exercising its rights under this Section 24, Landlord shall use reasonable efforts to not materially interfere with Tenants use of the Leased Premises. The foregoing provision does not, and shall not be construed so as to, impose liability on Landlord to inspect or repair the Leased Premises beyond specifically provided in Section 8.4 hereof.

         25. Exculpation. The term "Landlord," as used in this Lease, shall mean only the owner or owners at the time in question of the fee title to the Leased Premises, and in the event of any transfer of such title or interest, Landlord (and in case of any subsequent transfers the then grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord's obligations thereafter to be performed, provided that any funds in the hands of Landlord, or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord's successors and assigns, only during their respective periods of ownership.

         26. Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed to be an original, and all counterparts shall constitute one in the same instrument.

         27. No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Leased Premises by reason of the fact that the same person or entity acquires or holds, directly or indirectly, this Lease or the leasehold estate created hereby or any interest in this Lease or in such leasehold estate as well as the fee estate in the Leased Premises or any interest in such fee estate.

         28. Governing Law. This Lease shall be governed by and interpreted under the laws, of the State of Minnesota.

         29. Brokerage Fees. Landlord and Tenant represent and warrant to each other that neither has dealt with a broker, agent or other person in connection with this Lease and each party hereby indemnifies and holds the other party harmless from and against any claims by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with such indemnifying party with regard to this Lease. The provisions of this section shall survive the expiration or termination of this Lease.

         30. Delivery of Financial Statements. Tenant shall deliver to Landlord copy of the audited financial statements of Tenant and of the Guarantor named in the Guaranty attached hereto, within thirty (30) days after the date such financial statements become available, but no more frequently than once each calendar year.

         31. Execution and Authority. The execution and delivery of this instrument has been duly authorized by the Tenant and constitutes the legal, valid and binding obligation of the Tenant and enforceable against the Tenant in accordance with its terms. The execution, delivery and performance by the Tenant of this Lease does not violate or contravene the Tenant's Articles of

Incorporation, Bylaws or any other instrument, agreement or order to which the Tenant is bound.

         32. Guaranty of Lease. This Lease shall not be effective until and unless Tenant obtains and delivers to Landlord a fully executed Guaranty of Lease from Guarantor in the form attached hereto as Exhibit F.

         33. Allowances.

         33.1 Moving and Improvement Allowance. Landlord grants to Tenant an allowance in an amount not to exceed $200,000.00 (the "Allowance") to pay Tenant for costs actually incurred by Tenant with respect to (i) expenses in moving from the Minneapolis Premises to the Leased Premises and (ii) the construction by Tenant of Building improvements in addition to the Additional Improvements (collectively, the "Permitted Allowance Costs"). Landlord shall pay the Permitted Allowance Costs within twenty (20) days after the date Tenant delivers to Landlord a written request for payment, which request must, in order to be paid, be fully supported by invoices from third parties unrelated to Tenant evidencing the Permitted Allowance Costs. Notwithstanding the foregoing, Landlord shall not pay any portion of the Permitted Allowance Costs prior to the Commencement Date nor during any period in which an Event Default exists. Tenant may submit multiple draws for the Allowance but if Tenant has not requested full payment of the Allowance within one (1) year from the Commencement Date, the unpaid balance will be forfeited.

         33.2 Signage Allowance. Landlord grants to Tenant an allowance to pay Tenant for the actual costs incurred by Tenant for signage with respect to the Leased Premises in an amount not to exceed $40,000 (the "Signage Allowance"). Notwithstanding the foregoing, if Tenant does not use the full amount of the Signage Allowance for signage purposes, Tenant may, at its option, request that the unused balance be used to reimburse Tenant for actual costs incurred by Tenant for moving, Building improvements or other expenses related to the Leased Premises. Landlord shall pay the Signage Allowance to Tenant within twenty (20) days after the date Landlord receives a written request for payment, which request, in order to be paid, must be accompanied by invoices from unrelated third parties evidencing costs actually incurred by Tenant. Landlord shall not pay the Signage Allowance prior to the Commencement Date nor during any period in which an Event Default exists hereunder. Tenant may submit multiple draws for the Signage Allowance, but if Tenant has not requested full payment of the Signage Allowance with one (1) year from the Commencement Date, the unpaid balance will be forfeited.

         33.3 Recording. This capital Lease shall not be recorded. The parties hereto shall execute a Memorandum Lease which Memorandum shall, at Tenant's option, be placed of record.

         34. Contingent Agreement. Not withstanding any other term or condition of this Lease to the contrary, this Lease and Landlord's obligation to commence construction of the Additional Improvements and deliver possession of the Leased Premises to Tenant, is expressly conditioned upon Landlord closing the acquisition of the Leased Premises, which acquisition shall include the closing of permanent financing covering the Leased Premises upon terms and conditions satisfactory to Landlord at Landlord's sole discretion. If Landlord does not close the acquisition of the Leased Premises on or before July 1, 1997, then Landlord may, at its option by notice in writing delivered to Tenant, terminate this Lease. Thereupon, neither party shall be further liable to the other hereunder. If Landlord does not terminate the Lease in the manner provided herein on or before July 1, 1997, then Landlord's right to terminate the Lease pursuant to this section shall cease and terminate and the Lease shall remain in full force and effect.

         IN AGREEMENT, the parties have caused this Lease to be executed as of the date and year first above written.


                                        LANDLORD:

                                        MORTENSON PROPERTIES, INC.

                                        By /s/ illegible
                                          --------------------------------------

                                        Its:   illegible
                                            ------------------------------------



       LORI J. CURTIS
   NOTARY PUBLIC-MINNESOTA
       HENNEPIN COUNTY
My Comm. Expires Jan. 31, 2000

                                        TENANT:
                                        BROWN INSTITUTE, LTD.

                                        By /s/ illegible
                                          --------------------------------------
                                        Its   illegible
                                          --------------------------------------

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF THE LAND

Lots 3 and 4, Block 1, and Outlot A, Inland Industrial Park, according to the recorded plat thereof, Dakota County, Minnesota.

Subject to the following Encumbrances:

1. Any mortgage now existing or hereafter created by Landlord provided that Tenant shall not be obligated with respect to the payment or performance of any such mortgage, subject to the provisions of Section 18 hereof.

2. Easement for utilities and drainage as shown on the recorded plat of Inland Industrial Park.

3. Terms and conditions of Agreement dated September 30, 1975, filed October 9, 1975, as Document No. 457311 between Inland Construction Corporation and the City of Mendota Heights.

4. Scenic Easement in favor of the State of Minnesota as shown by Final Certificate filed February 14, 1985, as Document No. 678733 over the South 50 feet of the Land.

5. Terms and conditions of and easements contained in the Agreement dated February 7, 1980, filed February 21, 1980, as Document No. 555884, between Cray Research, Inc., the City of Mendota Heights and the Board of Water Commissioners of the City of St. Paul.

6. Permanent storm sewer easement and temporary construction easement as shown by the Easement Agreement in favor of the City of Mendota Heights dated December 28, 1981, filed December 30, 1981, as Document No. 594306.

7. Terms and conditions of and easements contained in the Agreement dated January 25, 1983, filed May 4, 1983, as Document No. 622498, between Cray Research, Inc., the City of Mendota Heights and the Board of Water Commissioners of the City of St. Paul.

8. Drainage and utility easement per Document No. 371255 as shown on the recorded plat of Inland Industrial Park.

9.       Overhead power lines across Outlot A outside of any recorded easements.

                                    EXHIBIT B

                     DESCRIPTION OF EQUIPMENT AND FURNITURE

All personal property and equipment located within the Leased Premises as of the date of this Lease except the following:

1. 80 KVA EPE 2000 U Uninterruptible Power Supply Unit and the Phase 3.5 Mechanical Room.

2.       3 Pomona Computer Room Air Conditioners from the Phase 3.5 Computer
         Room.

3.       Large Shelving in Phase 4 Computer Room.

4. Miscellaneous Art Work which is temporarily being stored in the Building.

                                    EXHIBIT C
                     DESCRIPTION OF PLANS AND SPECIFICATIONS

                                    EXHIBIT D

                             INSURANCE REQUIREMENTS


         1. Insurance covering loss or damage to the Leased Premises in the amount of 100% of the full replacement value thereof (as determined by a credit appraiser retained from time to time by Landlord) providing protection against "all risks" of physical damage or loss, including, without limitation, coverage within the classification of fire, extended coverage, vandalism, malicious mischief and special extended perils. In addition thereto, Tenant shall maintain boiler and machinery insurance on all boilers, air conditioning equipment and other pressure vessels or mechanical equipment located on or about the Leased Premises.

         2. General public liability insurance in a single limit of not less than $5,000,000.00 for injury or death to any one person, for injury or death for any number of persons in any one occurrence, and for damage to property, such insurance to cover the Leased Premises and all streets, alleys and sidewalks adjacent to the Leased Premises.

         3. Worker's compensation insurance covering all persons employed in connection with any work done on or about the Leased Premises and with respect to which death or bodily injury claims could be asserted against the Landlord or the Leased Premises.

         4. Such other insurance and in such amounts as may, from time to time, be reasonably required by Landlord or by any first mortgagee of the Leased Premises against other insurable hazards which, at the time, are normally insured against in the case of premises similarly situated.

         5. All policies shall name Landlord, Tenant and any other parties in interest as additional named insurers, and shall contain a clause that the insured will not cancel or change insurance without first giving Landlord and other parties in interest at least thirty (30) days prior written notice. All policies shall, to the greatest extent available, contain waivers of subrogation in a form acceptable to Landlord. The insurance shall be placed with an insurance carrier licensed to do business in Minnesota, having a rating in "Bests Insurance Guide" of "A" or better. Tenant shall, upon occupancy, deliver to Landlord certificates of copies of such policies and whenever requested by Landlord in writing, shall notify Landlord that such policies are in full force and effect.

                                    EXHIBIT E

                    SUMMARY OF EXISTING ENVIRONMENTAL REPORTS


1. Environmental Compliance/"Green Audits" dated August 29, 1994, prepared by Bay West.

2.       1996 Hazardous Waste Generator Annual Report and License Renewal
         Application.

3. Hazardous Waste Generator License from the Environmental Management Department of Dakota County, Minnesota.

4. Environmental Site Assessment dated September 8, 1995, prepared by Maxim Technologies, Inc.

5.       Cray Research Industrial Hygiene Monitoring Results.

6.       [INSERT HERE THE 1997 PHASE I ENVIRONMENTAL ASSESSMENT WHEN AVAILABLE]

                                    EXHIBIT F

                                 LEASE GUARANTY

         FOR VALUE RECEIVED, and in consideration for, and as an inducement to MORTENSON PROPERTIES, INC. (Landlord) to enter into the foregoing Lease dated ____________ (the Lease), with BROWN INSTITUTE LTD., as Tenant, the undersigned hereby absolutely and unconditionally guarantees to Landlord, its successors and assigns, the prompt and full payment of all rent and all other payments to be made by Tenant under the Lease, and the full performance and observance by Tenant of all the other terms, covenants, conditions and agreements therein provided to be performed and observed by Tenant, for which the undersigned shall be jointly and severally liable with Tenant. All defined terms in this Guaranty shall have the same definitions assigned to them in the Lease. The undersigned hereby waives any notice of nonpayment, nonperformance or nonobservance, or proof of notice or demand. The undersigned agrees that in the event of a default by Tenant under the Lease. Landlord may proceed against the undersigned before, after or simultaneously with proceeding against Tenant. This Guaranty shall not be terminated, affected, or impaired in any manner by reason of: (1) the assertion by Landlord against Tenant of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease; (2) the commencement of summary or other proceedings against Tenant; (3) the failure of Landlord to enforce any of its rights against Tenant; or (4) the granting by Landlord of any extensions of time to Tenant. The undersigned further covenants and agrees that:
(1) the undersigned shall be bound by all the provisions, terms, conditions, restrictions and limitations contained in the Lease which are to be observed or performed by Tenant thereunder, the same as if the undersigned were named therein as Tenant; and (2) this Guaranty shall be absolute and unconditional and shall be in full force and effect with respect to any amendment, addition, assignment, sublease, transfer or other modification of the Lease, whether or not the undersigned shall have knowledge or have been notified of or agreed or consented thereto. The undersigned will not assert against the Landlord any defensive waiver, release, discharge in bankruptcy, statute of limitations, race judicata, statute of frauds, anti-deficiency statute, fraud, alter vires acts, usury, illegality or unenforceability which may or may not be available to the Tenant with respect to the obligations guaranteed hereunder, or any set off available against the Landlord in favor of the Tenant. The liability of the undersigned shall not be affected or impaired by any voluntary or involuntary dissolution, sale or other disposition of all or other disposition of Tenant's assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, creditor assignment, reorganization or similar proceedings affecting the Tenant. The undersigned further agrees that all indebtedness, liability or liabilities now or at any time or times hereafter owing by the Tenant to the undersigned are hereby subordinated to the indebtedness guaranteed by this Agreement. Performance by the undersigned under this Guaranty shall not entitle the undersigned to be subrogated to any of the indebtedness guaranteed or to any security therefore unless and until the full amount of the indebtedness guaranteed has been fully paid. If Landlord at any time is compelled to take action, by legal proceedings or otherwise, to enforce or compel compliance with the terms of this Guaranty, the undersigned shall, in addition to any other rights or remedies to which Landlord may be entitled hereunder or as a matter of law or in equity, pay to Landlord all costs, including reasonable attorneys' fees incurred or expended by Landlord in connection therewith. If the Lease is disaffirmed by a Trustee in Bankruptcy for Tenant, the undersigned shall, at the election of Landlord, either assume the Lease and perform all of the covenants, terms and conditions of Tenant thereunder or enter into a new lease, which said new lease shall be in form and substance identical to the Lease. All duties and obligations of the undersigned pursuant to this Guaranty shall be binding upon the successors and assigns of the undersigned. For purposes of this Guaranty, the word "Tenant" shall include the successors and permitted assigns of Tenant. This Guaranty shall be governed by and construed in accordance with the laws of the State of Minnesota.

         The execution and delivery of this instrument has been duly authorized by the undersigned and constitutes the legal, valid and binding obligation of the undersigned enforceable against the undersigned in accordance with its terms. The execution, delivery and performance by the undersigned of its agreements herein do not violate or contravene the undersigned's Articles of Incorporation, Bylaws or any other instrument, agreement or order to which the undersigned is bound.

Dated:                , 1997
                                        CAREER EDUCATION CORPORATION

                                        By: illegible
                                           -------------------------------------
                                           Its: illegible
                                              ----------------------------------